                                                                    EXHIBIT 99.1

                 SIMMONS COMPANY REPORTS SALES AND EARNINGS FOR
              THE THIRD QUARTER AND THE FIRST NINE MONTHS OF 2001

                       NET INCOME INCREASES ON LOWER SALES
    ------------------------------------------------------------------------

ATLANTA, November 6, 2001 - Simmons Company announced today the operating results for the third quarter and first nine months of 2001.

For the first nine months, net sales were $517.7 million, compared to $551.2 million for the same period a year ago, a 6.1% decrease. The 2000 fiscal year was a 53-week year with the extra week falling in the third quarter. With one week less, net sales for the third quarter were $177.6 million, off 21.4% from a record third quarter in 2000. Adjusting for the extra week, the third quarter and first nine months sale declines were 15.3% and 3.7%, respectively, largely due to key dealer bankruptcies in the last year and the overall weak economy.

Net income for the third quarter was $5.1 million, compared to a loss of $7.7 million for the same period last year. For the first nine months, net income was $2.5 million versus a loss of $8.6 million for the first nine months of 2000.

Despite the third quarter sales decline, adjusted EBITDA for the quarter was $24.6 million, flat with the prior year, and was 13.9% of net sales, up 3.0 percentage points from 10.9% of net sales in the prior year. For the first nine months, adjusted EBITDA was $56.8 million, or 11% of net sales, up 25.9% from $45.1 million, or 8.2% of net sales for the same period in 2000.

Simmons' Chairman and Chief Executive Officer Charlie Eitel said "Although our sales levels were impacted by the weak economy and the failure of several key customers in the last year, we are pleased with our third quarter operating performance." Eitel added, "In the third quarter it became clear to our team that the summer bedding buying season would be relatively slow. As a result, our focus shifted to reducing our overhead



                                       1
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structure, managing costs throughout the Company, and closely watching our balance sheet."

Eitel continued, "As a result of our efforts, our operating margins improved over the last year despite the reduced sales volume. The ongoing efforts of our associates to reduce waste in manufacturing has resulted in a reduction in material costs as a percentage of sales. Additionally, we were able to lower our labor costs as a percentage of sales by adjusting manning levels and work hours to current levels of demand." The third quarter of 2001 was the 11th consecutive quarter that Simmons' gross margin as a percentage of net sales improved over the comparable quarter of the prior year.

Total debt levels declined by $11.9 million during the quarter to $314.2 million. Executive Vice President and Chief Financial Officer William S. Creekmuir said "Deleveraging the company utilizing operating cash flows and effective balance sheet management continues to be a focus of our management team. Through these efforts, we have reduced total debt by $34.5 million in the last year, and reduced our leverage ratio to 4.2 times cash flow."

Mr. Eitel continued, "The economic environment in which we are operating is a challenge. Despite the economic challenges facing the home furnishings sector, we believe by continuing to focus on managing our costs, expanding our customer base, and selling innovative products designed to deliver consumers a "better night's sleep", we can continue to improve Simmons' profitability. At the recently completed International Home Furnishings Market in High Point, NC we introduced our Beautyrest(R) 2002 product line which was very favorably received by dealers in attendance. We will begin shipping this product line in December 2001. We believe the Beautyrest(R) 2002 product line will help Simmons gain market share, while benefiting from improved supply chain efficiencies."

The maker of Beautyrest(R), BackCare(R), Olympic(R) Queen, DreamScapes(TM) and Deep Sleep(R), Atlanta-based Simmons Company, is one of the world's largest mattress manufacturers, operating 18 plants across the United States and Puerto Rico. Simmons is committed to helping consumers attain a higher quality of sleep and supports its mission through a Better Sleep Through Science(R) philosophy, which includes developing superior mattresses and promoting a sound, smart sleep routine. For more information, consumers and customers can visit the Company's website at www.simmons.com.

The company will webcast its third quarter and first nine months 2001 financial results conference call on Wednesday, November 7, 2001 beginning at 11:00 am EDT. It will be available at www.simmons.com. The webcast will also be available for replay through November 21, 2001.

FORWARD-LOOKING INFORMATION: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are indicated by the use of words such as "expect", "believe", "intend", "project", "anticipate" or similar expressions, relate to future financial results including expected benefits from our Better Sleep Through Science(R) philosophy, and are thus prospective. Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated sales growth, success of new products, reduction of manufacturing costs, changes in consumer confidence or demand and other risks and factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

ADDITIONAL INFORMATION: This news release is just one part of Simmons' financial disclosures and should be read in conjunction with other information filed with the Securities and Exchange Commission, including the Company's most recent Form 10-Q report. That Form 10-Q, containing the latest quarter's statement of operations, balance sheet, statement of cash flows, and additional management discussion and analysis of the financial results, is available through www.edgar-online.com.

                                 -table follows-


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                        Simmons Company and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (Unaudited)


                                                          Quarter Ended              Nine Months Ended
                                                      -----------------------   ----------------------------
                                                      Sept. 29,    Sept. 30,      Sept. 29,     Sept. 30,
                                                        2001         2000           2001           2000
                                                     (13 weeks)    (14 weeks)     (39 weeks)    (40 weeks)
                                                      ---------     ---------      ---------     ---------
Net sales                                             $ 177,638     $ 225,928      $ 517,736     $ 551,249
     Cost of products sold                               95,192       125,662        284,620       312,603
                                                      ---------     ---------      ---------     ---------
Gross margin                                             82,446       100,266        233,116       238,646

Operating expenses:
     Selling, general and administrative expenses        61,291        80,466        193,398       205,242
     ESOP expense                                           647         1,675          1,940         5,339
     Management compensation-severance related             --            --             --           3,777
     Amortization of intangibles                          2,106         2,110          6,322         6,241
                                                      ---------     ---------      ---------     ---------
                                                         64,044        84,251        201,660       220,599
                                                      ---------     ---------      ---------     ---------
Operating income                                         18,402        16,015         31,456        18,047

     Interest expense, net                                7,722         9,285         24,398        26,594
     Other expense, net                                   1,550           438          2,799         1,340
                                                      ---------     ---------      ---------     ---------
          Net income (loss) before income taxes           9,130         6,292          4,259        (9,887)

Income tax expense (benefit)                              3,987        13,983          1,790        (1,337)
                                                      ---------     ---------      ---------     ---------
Net income (loss)                                     $   5,143     $  (7,691)     $   2,469     $  (8,550)
                                                      =========     =========      =========     =========


Adjusted EBITDA*                                      $  24,614     $  24,603      $  56,793     $  45,115
                                                      =========     =========      =========     =========



* Adjusted EBITDA represents earnings before interest, income tax, depreciation and amortization expense and excludes a $0.5 million and $5.5 million charge related to non-cash variable stock option compensation expense for the third quarter of 2001 and the first nine months of 2001, respectively. Adjusted EBITDA for 2000 excludes $1.3 million and $1.7 million in Serta litigation costs for the third quarter and first nine months, respectively, and $3.8 million related to management severance for the first nine months.


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                        Simmons Company and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                                              September 29,         December 30,
                                                                                   2001                 2000*
                                                                                   ----                 -----

ASSETS
Current assets:
     Cash and cash equivalents                                                      $   4,582            $  3,061
     Accounts receivable, net                                                          85,323              88,116
     Inventories                                                                       22,502              23,838
     Deferred income taxes                                                             10,271              12,245
     Other current assets                                                              14,753              14,890
                                                                                     --------            --------
          Total current assets                                                        137,431             142,150
                                                                                      -------             -------

Property, plant and equipment, net                                                     46,520              52,057
Patents, net                                                                            1,680               3,775
Goodwill, net                                                                         181,473             185,702
Deferred income taxes                                                                  25,464              19,565
Long-term receivables                                                                   3,701               2,200
Other assets                                                                            6,774              11,412
                                                                                    ---------            --------
                                                                                     $403,043            $416,861
                                                                                      =======             =======

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current liabilities:
     Current maturities of long-term debt                                           $   1,352            $  1,343
     Accounts payable                                                                  30,829              35,832
     Accrued liabilities                                                               46,003              47,800
                                                                                      -------             -------
          Total current liabilities                                                    78,184              84,975

Long-term debt                                                                        312,869             323,931
Other non-current liabilities                                                          20,853              20,533
                                                                                     --------            --------
          Total liabilities                                                           411,906             429,439
                                                                                      -------             -------

Commitments and contingencies
Redemption obligation - ESOP, net                                                      31,154              23,824

Common stockholder's deficit:
     Common stock                                                                         320                 320
     Accumulated deficit                                                              (40,221)            (36,658)
     Accumulated other comprehensive loss                                                (116)                (64)
                                                                                   -----------        -----------
          Total common stockholder's deficit                                          (40,017)            (36,402)
                                                                                     ---------           ---------
                                                                                     $403,043            $416,861
                                                                                     ========            ========

*Derived from the Company's 2000 audited Consolidated Financial Statements